Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares Cash Distribution for July 2021

HOUSTON, Texas, July 20, 2021 – BBVA USA, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) of $3,949,643.61 or $0.084740 per Unit, based primarily upon estimated production during the month of May 2021, subject to certain adjustments by the owner of the Trust’s subject interests, Hilcorp San Juan L.P. (“Hilcorp”), for prior months. The distribution is payable August 13, 2021, to Unit Holders of record as of July 30, 2021.

Based upon information provided to the Trust by Hilcorp, gas production for the subject interests totaled 2,695,014 Mcf (2,994,460 MMBtu) for May 2021, as compared to 2,498,553 Mcf (2,776,171 MMBtu) for April 2021. Dividing revenues by production volume yielded an average gas price for May 2021 of $1.88 per Mcf ($1.69 per MMBtu), as compared to an average gas price for April 2021 of $1.67 per Mcf ($1.50 per MMBtu).

Hilcorp informed the Trust that due to Hilcorp’s transition to a new accounting system, the May 2021 reporting month is based on estimated revenue and estimated severance tax and actuals for lease operating expenses, property taxes and capital costs.

Hilcorp has advised the Trust that the May 2021 reporting month included additional profits of $2,559,341 gross ($1,919,505 net to the Trust) based on true-ups to the lease operating expense, property tax and capital cost categories for the January 2021 through April 2021 production months.

For the month ended May 2021, Hilcorp reported to the Trust capital costs of negative $165,551 (credit to the Trust due to true-ups), lease operating expenses and property taxes of negative $257,938 (credit to the Trust due to true-ups), and severance taxes of $528,225. Hilcorp also reported that for the reporting month of May 2021, other income included an estimated $100,000 for non-operated revenue, $35,877 for the settlement of audit exceptions, and $38,806 in interest from true-ups.

Contact:	San Juan Basin Royalty Trust
BBVA USA, Trustee
2200 Post Oak Blvd., Floor 18
Houston, TX 77056
	website: www.sjbrt.com	e-mail: sjt.us@bbva.com

Joshua R. Peterson, Head of Trust Real Assets & Mineral Resources
and Senior Vice President
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.